Exhibit 99.2

Execution Version

AMENDMENT NO. 1 TO THE SERIES 1 CONVERTIBLE NOTE DUE 2024

DATED JULY 29, 2020

Amendment No. 1 dated May 25, 2022 (“Amendment No. 1”) to the Series 1 Convertible Note due 2024 dated July 29, 2020 (the “Note”) issued by Q&K International Group Limited, a Cayman Islands company (the “Issuer”) to Veneto Holdings Ltd. (such party and any permitted transferee, in whole or in part, a “Holder”), pursuant to, and in accordance with, the Convertible Notes and Warrant Purchase Agreement, dated July 22, 2020 by and among the Company and the Holder. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Note.

RECITALS

WHEREAS, Section 14 of the Note provides that the amendment of any term of the Note will be subject to the written consent of the Issuer and the Holder; and

WHEREAS, the Issuer and the Holder have agreed, consistent with the provisions of Section 14 of the Note, to amend the Note as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Issuer and the Holder (each a “party” and collectively the “parties”) hereby agree as follows:

1. Amendment to Section 3. Section 3 of the Note is hereby deleted in its entirety and replaced to read as follows:

“3. Conversion.

(a) Optional Conversion. Subject to the terms of this Note, the Holder at any time on or after the 41st day after the issue date of this Note and prior to the Maturity Date, at its option, may convert in whole but not in part the entire outstanding principal amount and the Applicable Share Interest (as defined below) of this Note into the Issuer’s American Depositary Shares (the “ADSs”, each ADS, as of the date hereof, represents 150 Class A Ordinary Shares of the Issuer) (the “Conversion”) upon the delivery of a conversion notice to the Issuer (the “Conversion Notice”, and such date of delivery, the “Conversion Date”). The number of the ADSs to be issued upon such Conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount and the Applicable Share Interest of this Note as of the Conversion Date by (ii) the conversion price (the “Conversion Price”), which subject to adjustment pursuant to Section 8 of this Note, shall be US$0.6299, being seventy five percent (75)% of the 15-Trading Day average closing price as of May 13, 2022.

“Last Reported Sale Price” of the ADSs on any date means the closing sale price per ADS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the NASDAQ (or the principal U.S. national or regional securities exchange on which the ADSs are traded). If the ADSs are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” will be the last quoted bid price for the ADSs in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the ADSs are not so quoted, the “Last Reported Sale Price” will be the average of the midpoint of the last bid and ask prices for the ADSs on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Issuer for this purpose.

Execution Version

“Ordinary Shares” means class A ordinary shares of the Issuer, par value US$0.00001 per ordinary share, as of the date of this Note,

“Trading Day” means a day on which (a) trading in the ADSs (or other Issuer security for which a closing sale price must be determined) generally occurs on the NASDAQ or, if the ADSs (or such other security) are not then listed on the NASDAQ, on the principal other U.S. national or regional securities exchange on which the ADSs (or such other security) are then listed or, if the ADSs (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the ADSs (or such other security) are then traded and (b) a Last Reported Sale Price for the ADSs (or closing sale price for such other security) is available on such securities exchange or market; provided that if the ADSs (or such other security) are not so listed or traded.

(b) Mandatory Conversion. The Issuer may at its option, upon the delivery of a mandatory conversion notice to the Holder (the “Mandatory Conversion Notice”, require the Holder to convert all the outstanding principal amount and all the accrued but unpaid Applicable Share Interest as of the delivery date of a Mandatory Conversion Notice (the “Mandatory Conversion Date”) into the ADSs at the applicable Mandatory Conversion Price, which subject to adjustment pursuant to Section 8 of this Note, shall be US$[insert the price calculated as seventy percent (70)% of the 15-Trading Day average closing price as of the Mandatory Conversion Date].

(c) Mechanics and Effect of Conversion. No fractional ADSs of the Issuer will be issued upon Conversion of this Note. In lieu of any fractional ADS to which the Holder would otherwise be entitled, the Issuer will pay to the Holder in cash the amount of the unconverted principal or on this Note that would otherwise be converted into such fractional ADSs. Upon Conversion of this Note pursuant to this Section 3, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Issuer or any transfer agent of the Issuer. At its expense, the Issuer will, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for the number of ADSs to which the Holder is entitled upon such Conversion, together with any check payable to the Holder for any cash amounts payable as described herein. Upon Conversion or repayment of this Note, the Issuer will be forever released from all of its obligations and liabilities under this Note and the Purchase Agreement with regard to the principal amount and accrued interest being converted or repaid including without limitation the obligation to pay the principal amount and accrued interest. The Holder hereby agrees to execute and deliver documents or information that may be required by applicable law, regulation or depositary procedures relating to the purchase, sale or delivery of the ADSs.

(d) Notwithstanding the foregoing, if a Conversion Date or transfer in respect of this Note would otherwise fall during a period in which the register of ADSs of the depositary is closed generally or for the purpose of establishing entitlement to any distribution or other rights attaching to the ADSs (a “Book Closure Period”), such Conversion Date or transfer date will be postponed to the first Trading Day following the expiry of such Book Closure Period.

Execution Version

(e) For the avoidance of doubt, the Holder hereby acknowledges and agrees that it has not been conferred with any of the rights of a shareholder of the Issuer, including the right to vote as such, by any of the provisions hereof or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise, and that it will have no such rights until this Note will have been converted in whole and all ADSs issuable upon the whole conversion hereof will have been issued, as provided for in this Note.”

2. Effectiveness and Counterparts. This Amendment No. 1 shall become effective as of the date hereof upon execution by the parties hereto and shall be attached to the Note Certificate issued on July 29, 2020. This Amendment No. 1 may be executed in any number of counterparts, each of which shall constitute an original but both of which when taken together shall constitute but one agreement.

3. Governing Law. This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws, provisions thereof that would otherwise require the application of the law of any other jurisdiction.

4. Amendments. Except as specifically amended hereby, the Note shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Note shall, on and after the date hereof, be deemed to refer to the Note as amended hereby. Any certificate evidencing the Note to be issued subsequent to the date hereof shall include Section 3 of the Note as amended hereby.

Execution Version

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment No. 1 as of the date first above written.

ISSUER:

Q&K INTERNATIONAL GROUP LIMITED

By:	/s/ Zhichen Sun
Name: Zhichen Sun
Title: Chief Financial Officer

HOLDER:

VENETO HOLDINGS LTD.

By:	/s/ Danai Rojanavanichkul
Name: Danai Rojanavanichkul
Title: Director

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